Exhibit 99.1

For Immediate Release

October 12, 2017

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FINANCIAL RESULTS

AT AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2017, of $734,000, or $0.41 per share of common stock, basic and diluted, compared to net income of $758,000, or $0.43 per share of common stock, basic, and $0.42 per common share, diluted, for the three months ended September 30, 2016. The Company reported unaudited net income of $2,300,000, or $1.28 per share of common stock, basic, and $1.27 per common share, diluted, for the nine months ended September 30, 2017, compared to net income of $2,351,000, or $1.32 per common share, basic, and $1.31 per common share, diluted, for the nine months ended September 30, 2016. Basic per share information for the three and nine months ended September 30, 2017, is based upon 1,797,080 and 1,790,603 average shares outstanding, respectively, compared to 1,778,742 and 1,775,142 average shares outstanding, respectively, during the same periods in 2016.

Net income decreased $24,000 to $734,000 during the third quarter of 2017, as compared to the third quarter of 2016. The decrease in net income reflected a decrease of $45,000 in net interest income and an increase of $18,000 in income taxes, partially offset by an increase of $29,000 in noninterest income and a decrease of $10,000 in noninterest expense.

Net interest income decreased $45,000 to $2.5 million during the third quarter of 2017, reflecting a decrease of $8,000 in interest income and an increase of $37,000 in interest expense, as compared to the third quarter of 2016. For the three months ended September 30, 2017 our net interest margin was 3.32% compared to 3.47% for the three months ended September 30, 2016. The ratio of interest earning assets to interest bearing liabilities at September 30, 2017 and 2016 was 1.29x and 1.26x, respectively.

The provision for loan losses remained stable at $30,000 during the third quarters of 2017 and 2016. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.1 million, or 1.65% of total loans, at September 30, 2017 to be adequate. At September 30, 2017, nonperforming loans totaled $1.3 million, or 0.71% of total loans.

The increase of $29,000 in noninterest income to $1.1 million during the third quarter of 2017 was primarily due to increases of $16,000 in commission income, $14,000 in gains on the sales of securities, and $13,000 in income from fiduciary activities, partially offset by a decrease of $31,000 in net income from mortgage banking operations. Noninterest expense decreased $10,000 to $2.6 million during the third quarter of 2017. The decrease in noninterest expense was primarily due to a decrease of $52,000 in compensation and benefits expense, partially offset by an increase of $29,000 in data processing and telecommunications expense. The $18,000 increase in income taxes reflected the increase in the Illinois state tax rate effective July 1, 2017, partially offset by a lower level of taxable income during the third quarter of 2017, as compared to the third quarter of 2016.

Net income decreased $51,000 to $2.3 million during the first nine months of 2017, resulting in an annualized return on assets of 0.95%. The decrease in net income reflected a decrease of $232,000 in net interest income and an increase of $14,000 in income taxes, partially offset by an increase of $132,000 in noninterest income and a decrease of $63,000 in noninterest expense.

The decrease of $232,000 in net interest income to $7.6 million during the first nine months of 2017, compared to the same period of 2016, was due to a decrease of $150,000 in interest income and an increase of $82,000 in interest expense. The provision for loan losses remained stable at $90,000 during the first nine months of 2017 and 2016. The increase of $132,000 in noninterest income to $3.3 million during the first nine months of 2017 was primarily due to increases of $39,000 in service charges on deposits, $33,000 in gains on the sale of securities, $24,000 in ATM and debit card interchange income, and $22,000 in income from fiduciary activities. Noninterest expense decreased $63,000 to $7.6 million during the first nine months of 2017 primarily due to decreases of $118,000 in compensation and benefits expense and $45,000 in real estate owned expenses, partially offset by an increase of $75,000 in data processing expense. The increase of $14,000 in income taxes during this same time frame reflected the increase in the Illinois state tax rate effective July 1, 2017, partially offset by a lower level of taxable income during the first nine months of 2017, as compared to the same period of 2016.

Total assets at September 30, 2017 were $336.8 million compared to $319.3 million at December 31, 2016. The increase in total assets reflected an increase in cash and cash equivalents as a result of short-term, seasonal growth in public deposits. Total deposits at September 30, 2017 were $272.6 million compared to $258.7 million at December 31, 2016. Total stockholders’ equity increased to $49.5 million at September 30, 2017 from $46.2 million at December 31, 2016. The Company reported a book value per share of $27.32 at September 30, 2017. At September 30, 2017, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements and was considered well-capitalized with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.1%, 19.6%, 19.6%, and 20.9%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company, and is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2017and 2016, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.